Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com
Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release _________________________________________________________

AETNA REPORTS FIRST-QUARTER 2007 RESULTS
●	First-quarter operating earnings were $0.81 per share, compared to the Thomson/First Call mean of $0.77, an increase of 27 percent over the prior-year quarter
●	First-quarter net income was $0.81 per share, a 19 percent increase over the prior-year quarter
●	First-quarter medical membership increased by 270,000 to 15.7 million
●	First-quarter Commercial Medical Benefit Ratio was 79.6 percent
●	Guidance: Full-year 2007 operating earnings projected to be $3.35 per share, an increase from our prior guidance of $3.30 per share

HARTFORD, Conn., April 26, 2007― Aetna (NYSE: AET) today announced first-quarter 2007 operating earnings of $0.81 per share, an increase of 27 percent compared to the prior-year quarter. The increase in operating earnings reflects revenue growth from quarter-over-quarter premium and fee rate increases and membership growth, as well as solid underwriting results and continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains (losses) and other items.(1)  First quarter 2007 net income was $0.81 per share, an increase of 19 percent over the prior-year quarter.

Aetna/2

Quarterly Financial Results at a Glance

	Three Months Ended March 31,
(Millions, except per common share)	2007	2006	Change
Total revenue	$6,700.0	$6,234.7	7%
Operating earnings(1)	435.4	380.3	14%
Net income	434.6	401.7	8%

Per share results:
Operating earnings(1)	0.81	0.64	27%
Net income	0.81	0.68	19%

Weighted average common shares - diluted	536.4	593.1

“Our strong financial results in the first quarter demonstrate that our disciplined strategy of profitable growth is working,” said Ronald A. Williams, chairman and CEO. “Our customers and members clearly are responding to Aetna’s value proposition of providing high-quality products and services and superior medical management capabilities that help manage costs. Those factors, as well as the steps we have taken to diversify our revenue and earnings, led to a strong performance across all of our health care product lines: medical, dental, pharmacy and behavioral.

“I also would note the recent announcement of our partnership with AARP. In addition to being a tremendous market opportunity, this new initiative will allow Aetna to work with AARP to increase access to health care for millions of Americans aged 50-64, further enhancing Aetna’s leadership in providing affordable, high quality health care as well as enhanced prevention and wellness programs,” Williams said.

“Aetna’s continued growth in medical membership, revenue and earnings in the first quarter demonstrates our focus on delivering superior financial results,” said Joseph M. Zubretsky, executive vice president and chief financial officer. “Two items stand out: Our disciplined pricing and medical management initiatives led to a very positive Commercial Medical Benefit Ratio of 79.6 percent.  And our disciplined approach to managing administrative costs is reflected in the 110 basis-point decline quarter over quarter operating expense ratio, to 18 percent.(2)

“Looking forward to the remainder of 2007, we have confidence in our ability to perform at a high level, and therefore we are raising our annual operating earnings per share estimate to $3.35 for the year and $0.79 per share for the second quarter.”(3)

Aetna/3

Health Care business results
Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:
●
Operating earnings of $422.7 million for the first quarter of 2007, compared with $360.6 million for the first quarter of 2006. The increase in operating earnings reflects a 9 percent increase in revenue primarily from premium and fee rate increases and membership growth, as well as solid underwriting results and continued general and administrative expense efficiencies.

●	Net income of $420.4 million for the first quarter of 2007, compared with $364.3 million for the first quarter of 2006.
●	A Commercial Medical Benefit Ratio (“MBR”) (formerly referred to as the Commercial Risk MCR) of 79.6 percent for the first quarter of 2007, compared to 79.4 percent for the first quarter of 2006.
●	A Medicare MBR of 88.0 percent for the first quarter of 2007, compared to 87.3 percent for the first quarter of 2006.
●
A total MBR of 80.7 percent for the first quarter of 2007, compared to 80.1 percent for the first quarter of 2006. Total MBR combines the benefit ratios of the Commercial, Medicare and Medicaid products.

●
Total medical membership of 15.703 million at March 31, 2007, compared with 15.433 million at December 31, 2006, an increase of approximately 270,000. First quarter pharmacy membership increased by 281,000 to 10.496 million and dental membership increased by 183,000 to 13.655 million from December 31, 2006.

●	Total revenues for the first quarter of 2007 increased by 9 percent to $6.0 billion from $5.5 billion for the first quarter of 2006.

Group Insurance business results
Group Insurance, which includes group life, disability and long-term care products, reported:
•
Operating earnings of $31.1 million for the first quarter of 2007, compared with $32.2 million for the first quarter of 2006, reflecting higher operating expenses in support of disability product growth.

•	Net income of $31.3 million for the first quarter of 2007, compared with $28.2 million for the first quarter of 2006.

Aetna/4

•	Total revenues for first quarter of 2007 were $544.4 million, compared with $535.2 million for the first quarter of 2006.

Large Case Pensions business results
Large Case Pensions, which manages a variety of discontinued and other retirement and savings products, primarily qualified pension plans, reported:
•	Operating earnings of $9.1 million for the first quarter of 2007, compared with $9.3 million for the first quarter of 2006.
•	Net income of $10.4 million for the first quarter of 2007, compared with $14.9 million for the first quarter of 2006.

Total company results
•
Total Revenues.  Revenues increased 7 percent to $6.7 billion for the first quarter of 2007, compared with $6.2 billion for the first quarter of 2006. The growth in first-quarter revenue reflects premium and fee rate increases and a higher level of membership that resulted in an increase of 9 percent in premiums and 6 percent in fees and other revenue.

•
Total Operating Expenses.  Operating expenses were $1.2 billion for the first quarter of 2007, $16 million higher than the first quarter of 2006, excluding the acquisition-related software write-off of $8.3 million pretax in the 2006 period.  Including the acquisition-related software write-off, operating expenses were $7 million higher than the first quarter of 2006.  Operating expenses, excluding the acquisition-related software  write-off, as a percentage of revenue improved to 18.0 percent for the first quarter of 2007 from 19.1 percent for the first quarter of 2006, reflecting continued expense efficiencies. Including net realized capital gains (losses) and the acquisition-related software write-off, these percentages were 18.0 percent for the first quarter of 2007 and 19.2 percent for the first quarter of 2006.

•
Corporate Interest Expense, after tax, was $27.5 million for the first quarter of 2007, compared with $21.8 million for the first quarter of 2006.  The increase was due to higher average debt levels due to the company’s debt refinancing in June 2006.

•	Net Income. Aetna reported net income of $434.6 million for the first quarter of 2007, compared with $401.7 million for the first quarter of 2006.
•
Operating Margin was 10.9 percent for the first quarter of 2007, compared with 10.3 percent for the first quarter of 2006, pre-tax.(4) The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 6.5 percent for the first quarter of 2007, compared with 6.2 percent for the first quarter of 2006.

Aetna/5

A live audio webcast of the first-quarter results conference call will begin at 8:30 a.m. ET today.  The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com.  Financial, statistical and other information, including U.S. generally accepted accounting principles (“GAAP”) reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-819-9193, or 913-981-4911 for international callers.  The company suggests participants dial in approximately 10 minutes before the call.  Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers.  The replay access code is 3821463. Telephone replays will be available from 11:30 a.m. ET on April 26 until midnight ET on May 9.

Aetna is one of the nation’s leading diversified health care benefits companies, serving approximately 34.9 million people with information and resources to help them make better informed decisions about their health care. Aetna offers a broad range of traditional and consumer-directed health insurance products and related services, including medical, pharmacy, dental, behavioral health, group life, long-term care and disability plans, and medical management capabilities. Our customers include employer groups, individuals, college students, part-time and hourly workers, health plans and government-sponsored plans. www.aetna.com

Aetna/6

Consolidated Statements of Income
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006

Revenue:
Health care premiums	$5,178.5	$4,726.1
Other premiums	495.4	502.1
Fees and other revenue	732.8	690.9
Net investment income	294.5	298.0
Net realized capital (losses) gains	(1.2)	17.6
Total Revenue	6,700.0	6,234.7

Benefits and expenses:
Health care costs	4,177.1	3,786.2
Current and future benefits	590.4	600.7
Operating expenses:
Selling expenses	269.8	243.5
General and administrative expenses (5)	934.7	953.6
Total operating expenses	1,204.5	1,197.1
Interest expense	42.3	33.5
Amortization of other acquired intangible assets	21.8	19.9
Total benefits and expenses	6,036.1	5,637.4

Income from continuing operations before income taxes	663.9	597.3
Income taxes	229.3	211.7
Income from continuing operations	434.6	385.6
Income from discontinued operations, net of tax	-	16.1
Net income	$434.6	$401.7

Shareholders' equity	$9,483.4	$10,453.0

Aetna/7

Summary of Results
(in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006

Operating earnings	$435.4	$380.3
Acquisition-related software charge	-	(6.2)
Net realized capital (losses) gains	(.8)	11.5
Income from continuing operations (GAAP measure)	434.6	385.6
Income from discontinued operations	-	16.1
Net income (GAAP measure)	$434.6	$401.7

Weighted average common shares - basic	516.1	567.4

Weighted average common shares - diluted	536.4	593.1

Summary of Results Per Common Share

Operating earnings	$.81	$.64
Acquisition-related software charge	-	(.01)
Net realized capital (losses) gains	-	.02
Income from continuing operations (GAAP measure)	.81	.65
Income from discontinued operations	-	.03
Net income (GAAP measure)	$.81	$.68

Shareholders' equity (6)	$18.51	$18.44

Aetna/8

Segment Information (7)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Health Care:
Total revenue	$5,965.5	$5,495.9

Selling expenses	$247.6	$221.4
General and administrative expenses	869.3	899.0
Total operating expenses	$1,116.9	$1,120.4

Operating earnings	$422.7	$360.6
Net realized capital (losses) gains	(2.3)	3.7
Net income (GAAP measure)	$420.4	$364.3

Group Insurance:
Total revenue	$544.4	$535.2

Selling expenses	$22.2	$22.1
General and administrative expenses	61.8	41.9
Operating expenses, excluding other item	84.0	64.0
Acquisition-related software charge	-	8.3
Total operating expenses (GAAP measure)	$84.0	$72.3

Operating earnings	$31.1	$32.2
Acquisition-related software charge	-	(6.2)
Net realized capital gains	.2	2.2
Net income (GAAP measure)	$31.3	$28.2

Aetna/9
Segment Information continued (7)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Large Case Pensions:
Total revenue	$190.1	$203.6

Operating earnings	$9.1	$9.3
Net realized capital gains	1.3	5.6
Net income (GAAP measure)	$10.4	$14.9

Corporate Interest:
Interest expense, net of tax	$27.5	$21.8

Total Company:
Total revenue	$6,700.0	$6,234.7

Selling expenses	$269.8	$243.5
General and administrative expenses	934.7	945.3
Operating expenses, excluding other item	1,204.5	1,188.8
Acquisition-related software charge	-	8.3
Total operating expenses (GAAP measure)	$1,204.5	$1,197.1

Aetna/10
Membership
(Members in Thousands)

	March 31,	March 31,	December 31,
	2007	2006	2006
Medical Membership:
Commercial	15,351	15,176	15,141
Medicare Advantage	178	117	123
Medicare Health Support Program	16	15	17
Medicaid	158	110	152
Total Medical Membership	15,703	15,418	15,433

Consumer-Directed Health Plans (8)	910	614	676

Dental Membership:
Commercial	12,357	12,212	12,262
Network Access (9)	1,298	1,119	1,210
Total Dental Membership	13,655	13,331	13,472

Pharmacy Membership:
Commercial	9,417	9,172	9,161
Medicare PDP (stand-alone)	321	278	314
Medicare Advantage PDP	137	107	115
Total Pharmacy Benefit Management Services	9,875	9,557	9,590
Mail Order (10)	621	594	625
Total Pharmacy Membership	10,496	10,151	10,215

Medical Benefit Ratios (11)
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Premiums:
Commercial	$4,512.6	$4,296.5
Medicare	651.4	429.6
Health Care	5,178.5	4,726.1

Medical Benefit Ratios:
Commercial	79.6%	79.4%
Medicare	88.0%	87.3%
Total	80.7%	80.1%

Aetna/11
Operating Margins
($ in Millions)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Reconciliation to Income from continuing
operations before income taxes:
Operating earnings before income taxes, excluding interest
expense and amortization of other acquired intangible assets (A)	$729.2	$641.4
Interest expense	(42.3)	(33.5)
Amortization of other acquired intangible assets	(21.8)	(19.9)
Acquisition-related software charge	-	(8.3)
Net realized capital (losses) gains	(1.2)	17.6
Income from continuing operations before income taxes (B) (GAAP measure)	$663.9	$597.3

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense and
amortization of other acquired intangible assets (C)	$477.1	$415.0
Interest expense, net of tax	(27.5)	(21.8)
Amortization of other acquired intangible assets, net of tax	(14.2)	(12.9)
Acquisition-related software charge, net of tax	-	(6.2)
Net realized capital (losses) gains, net of tax	(.8)	11.5
Income from continuing operations (D) (GAAP measure)	$434.6	$385.6

Reconciliation of Revenue:
Revenue, excluding net realized capital (losses) gains (E)	$6,701.2	$6,217.1
Net realized capital (losses) gains	(1.2)	17.6
Total revenue (F) (GAAP measure)	$6,700.0	$6,234.7

Operating Margins:
Pretax operating margin (A)/(E)	10.9%	10.3%
Pretax operating margin (B)/(F) (GAAP measure)	9.9%	9.6%

After-tax operating margin (C)/(E)	7.1%	6.7%
After-tax operating margin (D)/(F) (GAAP measure)	6.5%	6.2%

Operating Expenses
($ in Millions)

Reconciliation of Operating Expenses:
Operating expenses, excluding other item (G)	$1,204.5	$1,188.8
Acquisition-related software charge	-	8.3
Total operating expenses (H) (GAAP measure)	$1,204.5	$1,197.1

Operating Expenses Percentages:
Operating expenses as a % of revenue (G)/(E)	18.0%	19.1%
Total operating expenses as a % of total revenue (H)/(F) (GAAP measure)	18.0%	19.2%

Aetna/12

 (1) Operating earnings exclude net realized capital gains and losses and other items, if any, from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a more useful comparison of the Company’s underlying business performance from period to period.  Management uses operating earnings to assess business performance and to make decisions regarding the Company’s operations and allocation of resources among the Company’s businesses.  Operating earnings is also the measure reported to the Chief Executive Officer for these purposes.  Each of the excluded items is discussed below:
•
Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities.  However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•
As a result of the acquisition of Broadspire’s disability business in the first quarter of 2006, the Company impaired approximately $6.2 million, after tax ($8.3 million pretax), of the Company’s previously capitalized software, due to the acquisition of a more multifunctional system.  This is an other item for the first quarter of 2006 that does not reflect underlying 2006 business performance.

(2) Operating expenses as a percentage of revenue excludes net realized capital gains and losses from total revenue. Net realized capital gains and losses do not directly relate to underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating expenses exclude the other items described in footnote (1).

(3) Projected operating earnings per share exclude any future net realized capital gains or losses from income from continuing operations. The Company is not able to project the amount of future net realized capital gains or losses and therefore cannot reconcile projected operating earnings to projected income from continuing operations, or to a projected change in income from continuing operations, in any period. Projected operating earnings per share for full-year 2007 and second quarter 2007 assume approximately 536 million weighted-average diluted shares.

(4)  In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to the performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess the Company’s performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items described in footnote (1).

(5) General and administrative expenses for the first quarter of 2006 includes the acquisition-related software charge discussed in footnote (1) above.

(6) Actual common shares outstanding were 512.3 million and 567.0 million at March 31, 2007 and 2006, respectively.

(7) Revenue and operating expense information is presented before income taxes.  Operating earnings information is presented net of income taxes.

(8) Represents members in consumer-directed health plans included in the Company's Commercial medical membership.

(9) Represents members in products that allow these members access to the Company's network for a nominal fee.

(10) Represents members who purchased medications through Aetna Rx Home Delivery®, the Company's mail order pharmacy, during the quarterly period.

Aetna/13

(11) Health Care includes all medical, dental and other health care products.  Commercial includes all health care products except Medicare and Medicaid.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT -- Certain information in this press release is forward looking, including our projections as to operating earnings. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including failure to achieve desired membership growth due to significant competition, reputational issues or other factors in key geographic markets where membership is concentrated; unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); and the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance. Other important risk factors include, but are not limited to:  the ability to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients' rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix or medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General, the Connecticut Attorney General and others, and for which the Company has received and may receive subpoenas); and increases in medical costs or Group Insurance claims resulting from any acts of terrorism, epidemics or other extreme events. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2006 Annual Report on Form 10-K, on file with the Securities and Exchange Commission (“SEC”). You also should read Aetna's March 31, 2007 Quarterly Report on Form 10-Q when filed with the SEC for a discussion of Aetna's historical results of operations and financial condition.